CONSENT OF INDEPENDENT
CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors and Shareholders
Suprema Specialties, Inc. and Subsidiary
Paterson, New Jersey

We hereby consent to the incorporation by reference in the Form S-8 of our reports dated August 20, 1997, relating to the consolidated financial statements and schedule of Suprema Specialties, Inc. and Subsidiaries appearing in the Company's Annual Report on Form 10-K for the year ended June 30, 1997.




Woodbridge, New Jersey
August 20, 1997